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                                                                   EXHIBIT 4.01

              FIRST AMENDMENT TO REVOLVING CREDIT PROMISSORY NOTE

     The First Amendment to Revolving Credit Promissory Note (the "Amendment") is dated as of this 17th day of August, 1998, by and between Nashua Corporation, a Delaware corporation, with a mailing address at 44 Franklin Street, Nashua, New Hampshire 03061 (hereinafter sometimes referred to as "Parent"), and Nashua Photo Inc., a Delaware corporation (hereinafter each of these enterprises including Parent is sometimes referred to in the singular as a "Maker" and collectively with Parent as the "Makers") and Citizens Bank New Hampshire, a guaranty savings bank organized under the laws of New Hampshire, with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (hereinafter referred to as the "Bank").

     In consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   RECITALS.

     1.1 Borrowers and Bank executed a Revolving Credit Promissory Note, dated March 28, 1997 in the original principal amount of up to Eighteen Million Dollars ($18,000,000.00) (the "Note").

     1.2 In connection with the Note Borrowers and Bank executed a Loan and Securities Agreement, dated March 28, 1997 as amended by a First Amendment to Loan and Security Agreement of even date (the "Loan Agreement") and certain other agreements, instruments and documents in connection with the Note, the Loan Agreement and herewith (the "Instruments").

     1.3 The Borrower and the Bank wish to, inter alia, decrease the Principal Amount of the Note from Eighteen Million Dollars ($18,000,000.00) to Eight Million Dollars ($8,000,000.00), as more specifically set forth herein.

     1.4 Any term not specifically defined herein shall have the meaning set forth in the Note.

2.   AMENDMENTS TO THE NOTE.

     2.1 On page one (1) of the Note, in the top left hand corner, change the number "18,000,000.00" to "8,000,000.00".

     2.2 On page one (1) the definition of "Principal Amount" is hereby amended in its entirety to read: "Eight Million Dollars ($8,000,000.00) ("Principal Amount")."

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3.   VALIDITY OF ORIGINAL NOTE:

     In all other respects and except as specifically amended hereby, the Note remains unchanged and in full force and effect and Marker agrees to be bound thereby.

4.   NO FURTHER OBLIGATION.

     Maker confirms and agrees that the amendments contained herein shall in no way be construed as an obligation on the part of Bank to further amend or extend the Note or any other Instrument. This Amendment is not a novation.

5.   AUTHORITY.

     Maker warrants that they have full power and authority and have taken all necessary corporate and other action and procured all necessary consents to execute and deliver this Amendment and perform their obligations hereunder.

     IN WITNESS WHEREOF, Makers have caused this First Amendment to Revolving Credit Promissory Note to be duly executed as the date first above written.

     IN THE PRESENCE OF:           MAKERS:

                                   NASHUA CORPORATION




/s/ Linda J. Madden                By: /s/ John L. Patenaude
----------------------------           ---------------------------------------
Witness                                Name: John L. Patenaude
                                       Title: Vice-President-Finance, CEO &
                                                Treasurer



                                   NASHUA PHOTO INC.


/s/ Linda J. Madden                By: /s/ John L. Patenaude
----------------------------           ---------------------------------------
Witness                                Name: John L. Patenaude
                                       Title: President






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